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            [LETTERHEAD OF BINGHAM, DANA & GOULD LLP APPEARS HERE]


     September 18, 1997


First International Bancorp, Inc.
One Commercial Plaza
Hartford, CT 06103

Ladies and Gentlemen:

     We have acted as counsel for First International Bancorp, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 1,955,000 shares (including an additional 255,000 shares that may be offered by the Company in order to cover over-allotments, if any), of Common Stock, par value $.01 per share, of the Company (the "Shares"), pursuant to a Registration Statement on Form S-1, File No. 333-31339 (as amended, the "Registration Statement"), initially filed with the Securities and Exchange Commission on July 15, 1997.

     We have reviewed the corporate proceedings of the Company with respect to the authorization of the issuance of the Shares. We have also examined and relied upon originals or copies, certified or otherwise identified or authenticated to our satisfaction, of such corporate records, instruments, agreements or other documents of the Company, and certificates of officers of the Company as to certain factual matters, and have made such investigation of law and have discussed with officers and representatives of the Company such questions of fact, as we have deemed necessary or appropriate to enable us to express the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

     We have also assumed that an Underwriting Agreement substantially in the form of Exhibit 1.1 to the Registration Statement, by and among the Company and the underwriters named therein (the "Underwriting Agreement"), will have been duly executed and delivered pursuant to the authorizing votes of the Board of Directors of the Company and that the Shares will be sold and issued only upon the payment therefor as provided in the Underwriting Agreement. We have further assumed that